Exhibit 8.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 P. O. BOX 240 JACKSONVILLE, FL 32201-0240 904.359.2000 TEL 904.359.8700 FAX foley.com

March 4, 2014

Regency Centers Corporation

One Independent Dr. - Suite 114

Jacksonville, FL 32202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen

You have requested our opinions as tax counsel to Regency Centers Corporation (the “Company”) concerning the federal income tax consequences in connection with the registration statement on Form S-3 (Registration No. 333-194301) (the “Registration Statement”), including the prospectus supplement dated March 4, 2014 (the “Prospectus Supplement”) and the Prospectus dated March 4, 2014 (the “Prospectus”), with respect to qualification of the Company as a real estate investment trust (a “REIT”) for federal income tax purposes.

In connection with the opinions rendered below, we have reviewed the Registration Statement, including the Prospectus Supplement and the Prospectus, the articles of incorporation and bylaws of the Company and such other documents that we deemed relevant. The opinions expressed in this letter are based upon certain factual representations set forth in the Prospectus and in certificates of officers of the Company.

In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its short taxable year ended December 31, 1993 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3. the Company will not make any amendments to its organizational documents or to the organizational documents of Regency Realty Group, Inc., a Florida corporation (“Management Company”), after the date of this opinion that would affect its qualification as a REIT for any taxable year;

4. no actions are contemplated to be taken by the Company or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

March 4, 2014

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.

Based solely on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, and without further investigation, we confirm our specific opinions in the Prospectus under the caption “Certain Material Federal Income Tax Considerations”.

The foregoing opinions are based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

We hereby consent to the inclusion of this opinion as Exhibit 8.1 in said Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the Prospectus Supplement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Foley & Lardner LLP